Exhibit 99

AMENDMENT No. 1
to
EMPLOYMENT AGREEMENT

     This Amendment No. 1 to the Employment Agreement of May 12, 2003, by and between HearUSA, Inc. (“HearUSA”) and Paul A. Brown, M.D. (“Executive”) is entered into by the parties effective the 14th day of May, 2004.

     In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, HearUSA and Executive agree as follows:

     From the date hereof until this Amendment is cancelled by mutual agreement of the parties, HearUSA shall pay to Executive and Executive agrees to accept, a reduced minimum Base Salary of $240, 000 per annum. The parties acknowledge and agree that the provisions of Section 2.1(a) of the Employment Agreement shall, for the duration of this amendment, be deemed amended in accordance herewith.

     The parties further agree that in all other respects the terms and conditions of the Employment Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Employment Agreement as of the date written above.

HearUSA, Inc.

/s/ STEPHEN J. HANSBROUGH	/s/ PAUL A. BROWN, M.D.

By: STEPHEN J. HANSBROUGH	PAUL A. BROWN, M.D.
Title: CHIEF EXECUTIVE OFFICER